Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 7, 2018, IFF, Frutarom and Merger Sub entered into a merger agreement that provides for the acquisition of Frutarom by IFF. Subject to approval of Frutarom shareholders and the satisfaction or waiver of certain other closing conditions, IFF will acquire Frutarom through the merger of Merger Sub with and into Frutarom, with Frutarom surviving the merger and becoming a wholly owned subsidiary of IFF.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger and certain other adjustments listed below.

The unaudited pro forma condensed combined balance sheet as of March 31, 2018, and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of IFF and Frutarom as of March 31, 2018, and gives effect to the merger as if it occurred on March 31, 2018. The unaudited pro forma condensed combined statements of operations combine the historical results of IFF and Frutarom for the three months ended March 31, 2018, and the year ended December 31, 2017, and give effect to the merger as if it occurred on January 1, 2017. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of operations, expected to have a continuing impact on the combined entity’s condensed results.

The merger of IFF and Frutarom will be accounted for using the acquisition method of accounting as per the provisions of Accounting Standards Codification 805, “Business Combinations”, which we refer to as ASC 805, with IFF representing the accounting acquirer under this guidance. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and primarily give effect to the merger adjustments, which include:

•	Adjustments to reconcile Frutarom’s historical audited and unaudited financial statements prepared in accordance with IFRS as issued by the IASB to U.S. GAAP;

•	Conforming accounting policies and presentation;

•	Application of the acquisition method of accounting in connection with the merger;

•	Adjustments to reflect repayment of certain existing debt facilities of Frutarom and financing arrangements entered into in connection with the merger; and

•	Effect of acquisition-related costs in connection with the merger.

The pro forma adjustments included in this document are subject to modification based on changes in interest rates, changes in share prices, the final determination of the fair value of the assets acquired and liabilities assumed, additional analysis, and additional information that may become available, which may cause the final adjustments to be materially different from the pro forma condensed combined financial statements presented herein. Following the consummation of the merger, IFF management will perform a detailed review of Frutarom’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Frutarom’s results of operations or reclassification of assets or liabilities to conform to IFF’s accounting policies and classification. As a result, IFF may subsequently identify additional material differences in the accounting policies which could have a material impact on the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. Additionally, the final determination of the purchase price and the purchase price allocation, upon the completion of the merger, will be based on Frutarom’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the merger or potential divestitures that may occur prior to, or subsequent to, the completion of the merger or any acquisition and integration costs that may be incurred. The pro forma adjustments, which IFF believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Any changes to IFF’s stock price, from July 31, 2018 through the date the merger is completed, will also change the purchase price, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma condensed combined financial statements presented in this document.

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes to the unaudited pro forma condensed combined financial information and Frutarom’s audited financial statements included elsewhere in this document, as well as IFF’s consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2017 and IFF’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(In USD thousands, except shares and per-share data)

	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Assets
Current Assets:
Cash and Cash Equivalents	305,276	161,359	(4,250,437)	3	3,931,253	6k	147,451
Trade receivables, net	734,378	297,670	—		—		1,032,048
Inventory	687,817	348,798	42,202	6c	—		1,078,817
Prepaid expenses and other current assets	242,870	28,827	—		—		271,697

Total Current Assets	1,970,341	836,654	(4,208,235)		3,931,253		2,530,013
Property, plant and equipment, net	887,483	341,612	—		—		1,229,095
Goodwill	1,166,022	589,250	3,660,834	6b	—		5,416,106
Other intangible assets, net	414,055	430,851	2,059,149	4	—		2,904,055
Deferred income taxes assets	88,231	5,630	—		—		93,861
Other assets	155,144	33,839	—		—		188,983

Total Assets	4,681,276	2,237,836	1,511,748		3,931,253		12,362,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short term borrowings	36,819	389,290	—		194,543	6f	620,652
Accounts payable	324,262	222,114	—		—		546,376
Dividends payable	54,404	8,471	10,249	3	—		73,124
Other current liabilities	301,267	14,042	46,158	4	(17,874)	6j	343,593

Total Current Liabilities	716,752	633,917	56,407		176,669		1,583,745

Long-term debt	1,676,211	452,004	—		1,866,571	6f	3,994,786
Retirement liabilities	226,937	35,024	—		—		261,961
Deferred income tax liabilities	—	67,062	398,503	6d	—		465,565
Other liabilities	282,414	28,143	(4,186)	4	—		306,371

Total Other Liabilities	2,185,562	582,233	394,317		1,866,571		5,028,683

Redeemable Noncontrolling Interest	—	102,803	—		—		102,803

Shareholders’ Equity:
Common Stock	14,470	17,093	(15,233)	6e	1,381	6f	17,711
Capital in excess of par value	166,517	115,794	1,857,828	6e	2,001,852	6f	4,141,991
Other equity	1,592,163	781,571	(781,571)	6e	(115,220)	6e	1,476,943

Total Shareholders’ Equity	1,773,150	914,458	1,061,024		1,888,013		5,636,645

Noncontrolling interest	5,812	4,425	—		—		10,237

Total Shareholders’ Equity including NCI	1,778,962	918,883	1,061,024		1,888,013		5,646,882

Total Liabilities and Shareholders’ Equity	4,681,276	2,237,836	1,511,748		3,931,253		12,362,113

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 6, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Quarter Ended March 31, 2018

(In USD thousands, except shares and per-share data)

	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Revenue:
Net sales	930,928	384,805	—		—		1,315,733
Cost of goods sold	525,119	229,067	—		—		754,186

Gross profit	405,809	155,738	—		—		561,547

Expenses:
Research and development expenses	78,476	15,641	—		—		94,117
Selling and administrative expenses	142,644	71,839	—		—		214,483
Restructuring and other charges, net	717	—	—		—		717
Amortization of acquisition-related intangibles	9,185	6,828	28,547	6a	—		44,560
Gain on sales of fixed assets	(69)	195	—		—		126

Total expenses	230,953	94,503	28,547		—		354,003

Operating profit	174,856	61,235	(28,547)		—		207,544

Other income (expense):			—				—
Interest expense	16,595	5,965	—		13,564	6f	36,124
Other (income) expense, net	(576)	(1,234)	—		—		(1,810)

Total other income (expense)	16,019	4,731	—		13,564		34,314

Income before taxes	158,837	56,504	(28,547)		(13,564)		173,230
Taxes on income	29,421	10,823	(5,481)	6a	(3,243)	6j	31,520

Net income (Including Noncontrolling Interests)	129,416	45,681	(23,066)		(10,321)		141,710
Less: noncontrolling interests	—	1,507	—		—		1,507

Net Income	129,416	44,174	(23,066)		(10,321)		140,203

Net income per share — basic	1.63	0.74					$1.28
Net income per share — diluted	1.63	0.73					$1.27
Basic shares outstanding	79,018	59,530					109,430
Diluted shares outstanding	79,393	60,339					110,701

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 6, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(In USD thousands, except shares and per share data)

	Historical
	IFF (US GAAP)	FRUTAROM (US GAAP)	Purchase Accounting Adjustments	Notes	Other Pro Forma Adjustments	Notes	Total
Revenue:
Net sales	$3,398,719	$1,362,396	$—		$—		$4,761,115
Cost of goods sold	1,919,718	$837,271	—		6,538	6i	$2,763,527

Gross profit	1,479,001	525,125	—		(6,538)		1,997,588

Expenses:
Research and development expenses	286,026	43,644	—		9,443	6i	339,113
Selling and administrative expenses	557,311	246,332	—		12,833	6i	816,476
Restructuring and other charges, net	19,711	(340)	—		—		19,371
Amortization of acquisition-related intangibles	34,694	22,193	117,824	6a	—		174,711
Gain on sales of fixed assets	(184)	1,934	—		—		1,750

Total expenses	897,558	313,763	117,824		22,276		1,351,421

Operating profit	581,443	211,362	(117,824)		(28,814)		646,167

Other (income) expense:
Interest expense	65,363	10,075	—		78,649	6f	154,087
Other (income) expense, net	(20,965)	13,325	—		(28,814)	6i	(36,454)

Total other (income) expense	44,398	23,400	—		49,835		117,633

Income before taxes	537,045	187,962	(117,824)		(78,649)		528,534
Taxes on income	241,380	35,105	(23,094)	6a	(18,788)	6j	234,603

Net income (Including Noncontrolling Interests)	295,665	152,857	(94,730)		(59,861)		293,931
Less: noncontrolling interests	—	5,046	—		—		5,046

Net Income	295,665	147,811	(94,730)		(59,861)		288,885

Net income per share — basic	3.73	2.49					2.64
Net income per share — diluted	3.72	2.48					2.61
Basic shares outstanding	79,070	59,342					109,482
Diluted shares outstanding	79,370	59,632					110,678

See the accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 6, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In US$ thousands, except share and per share data)

Note 1—Description of Business Combination

On May 7, 2018, International Flavors & Fragrances (“IFF”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Frutarom Industries Ltd., a company organized under the laws of the State of Israel (“Frutarom”) and Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of IFF (“Merger Sub”). Pursuant to the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Frutarom (the “merger”), with Frutarom continuing as the surviving company in the merger and a wholly owned subsidiary of IFF.

At the completion of the merger, each ordinary share, par value Israeli New Shekel (to be referred as “NIS”) 1.00 per share, of Frutarom (the “Frutarom ordinary shares”) issued and outstanding immediately prior to the completion of the merger (other than Frutarom ordinary shares held by Frutarom as treasury stock (dormant shares) or held directly or indirectly by IFF, Merger Sub or any wholly owned subsidiary of Frutarom) will be converted into the right to receive (i) $71.19 in cash (the “cash consideration”) and (ii) 0.249 of a validly issued, fully paid and non-assessable share of common stock, par value $0.125 per share, of IFF (“IFF common stock”), with cash in lieu of fractional shares of IFF common stock otherwise issuable (such shares of IFF common stock and any such cash in lieu of fractional shares, together with the cash consideration, the “merger consideration”), in each case without interest and subject to applicable tax withholding.

At the completion of the merger, each Frutarom stock option and Frutarom restricted stock award that is outstanding and vested as of immediately prior to the completion of the merger, will be canceled in exchange for the right to receive the merger consideration in respect of each net share subject to such vested Frutarom stock option or Frutarom restricted stock award, less applicable tax withholding. For this purpose, “net share” means, with respect to a Frutarom stock option or Frutarom restricted stock award, the quotient of (i) the product of (A) the excess, if any, of the value of the merger consideration (calculated as specified in the merger agreement) over the exercise price or purchase price per Frutarom ordinary share (as applicable) subject to such Frutarom stock option or Frutarom restricted stock award, multiplied by (B) the number of Frutarom ordinary shares subject to such Frutarom stock option or Frutarom restricted stock award, divided by (ii) the value of the merger consideration.

The merger agreement provides for the Frutarom board of directors to declare a special dividend, on a per share basis, equal to the product of (a) 0.249 and (b) the aggregate per share value of IFF dividends with a record date after the date of the merger agreement and prior to the closing of the merger.

Note 2—Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and was based on the historical financial statements of IFF and Frutarom as of and for the year ended December 31, 2017 and as of and for the three months ended March 31, 2018. IFF is deemed to be the accounting acquirer and the pro forma adjustments are preliminary and are based on estimates that are subject to change. The combined group will not be a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act, accordingly the pro forma information of the combined group is prepared in accordance with US GAAP.

The unaudited pro forma condensed combined statements of operations were prepared using:

•	the historical unaudited consolidated statements of operations and comprehensive income of IFF for the three months ended March 31, 2018;

•	the historical audited consolidated statements of operations and comprehensive income of IFF for the year ended December 31, 2017;

•	the historical unaudited condensed consolidated statements of operations of Frutarom for the three months ended March 31, 2018; and

•	the historical audited consolidated income statement of Frutarom for the year ended December 31, 2017.

IFF’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. Frutarom’s historical audited and unaudited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S. dollars. Certain reclassifications were made to align Frutarom’s financial statement presentation with that of IFF (see Note 5).

Frutarom’s historical audited and unaudited financial statements were reconciled to U.S. GAAP. In addition, a preliminary review of IFRS to U.S. GAAP differences and related accounting policies has been completed based on information made available to date (see Note 5 for further information). However, following the consummation of the merger, IFF management will conduct a detailed review. As a result of that review, IFF management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the condensed combined results.

Note 3—Estimated Purchase Price

Pursuant to the merger, shareholders of Frutarom will receive $71.19 in cash and 0.249 shares of IFF’s common stock for each Frutarom ordinary share held prior to the merger. If the aggregate number of shares of IFF common stock to be issued pursuant to the merger agreement would exceed 19.9% of the issued and outstanding shares of IFF common stock immediately prior to the entry into the merger agreement, rounded down to the nearest whole share, the exchange ratio will be reduced by the minimum extent necessary such that the foregoing clause is no longer true, and the cash component of the merger consideration will also be increased accordingly.

The following table summarizes the components of the preliminary estimated purchase price:

(In USD thousands, except share data and exchange ratio)
Estimated Frutarom’s shares outstanding(i)		59,542,645
Cash consideration per share(ii)		$71.19

Total cash paid to shareholders of Frutarom		4,238,841

Estimated cash paid to vested stock option holders(iii)		11,596
Estimated accrual for unvested stock option holders(iv)		16,158
Estimated closing dividend payable(v)		10,249

Estimated cash portion of purchase price	A	4,276,844

Estimated Frutarom’s shares outstanding		59,542,645
Exchange ratio(vi)		0.249
Total common shares of IFF to be issued		14,826,119
IFF’s share price(vii)		132.76

Total equity consideration paid to shareholders of Frutarom		$1,968,316
Estimated equity consideration paid to vested stock Frutarom option holders(iii)		$7,166

Estimated equity portion of purchase price	B	$1,975,482

Total estimated consideration to be paid	A+B	$6,252,326

(i)	Number of shares outstanding as of May 7, 2018, i.e., date of signing of the merger agreement
(ii)	Cash consideration per share as per the merger agreement

(iii)	Estimated cash and equity consideration payable to the vested Frutarom stock option holders on a diluted basis
(iv)	Estimated pro rata portion of the unvested Frutarom stock options attributable to pre-combination services. The pro forma adjustment has been recorded in other current liabilities.
(v)

Estimated dividend payable to Frutarom shareholders prior to closing considering the exchange ratio, as set forth in the merger agreement, and IFF dividend rate. IFF’s current dividend rate ($0.69 per share) has been considered for the purpose of this computation. The amount is subject to change if IFF’s dividend rate changes prior to closing. The pro forma adjustment has been recorded in dividends payable.

(vi)	Exchange ratio as set forth in the merger agreement
(vii)	Closing price of IFF’s common stock on the New York Stock Exchange on July 31, 2018

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in IFF’s common stock price up to the closing date of the merger. A sensitivity analysis related to the fluctuation in the IFF’s common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of IFF’s common stock on July 31, 2018, would have on the estimated merger consideration and goodwill as of the closing date. The following table shows the change in stock price, estimated merger consideration and goodwill:

	Purchase Price	Estimated Goodwill
As presented in the pro forma combined financial statements	$6,252,326	$4,250,084
10% increase in common stock price	6,450,717	4,448,476
10% decrease in common stock price	6,053,935	4,051,693

Note 4—Preliminary Purchase Price Allocation

Under the acquisition method of accounting, Frutarom’s assets and liabilities will be recorded at fair value at the date of the completion of the merger and combined with the historical carrying amounts of the assets and liabilities of IFF. In the unaudited pro forma condensed combined balance sheet, IFF’s cost to acquire Frutarom has been allocated to the assets acquired, liabilities assumed and goodwill based upon management’s preliminary estimate of what their respective fair values would be as if the merger closed on March 31, 2018. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.

IFF has not completed a full, detailed valuation analysis necessary to determine the fair values of Frutarom’s identifiable assets to be acquired, liabilities to be assumed and redeemable and non-redeemable noncontrolling interest. The preliminary calculation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and calculation of preliminary values for the intangible assets, property and equipment, inventory, deferred taxes and contingent consideration. As of the date hereof, the calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, as there are limitations on the type of information that can be exchanged between IFF and Frutarom at this time. Where applicable, the benchmark information was corroborated with an income approach methodology such as the relief from royalty or multi-period excess earnings method. IFF will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.

The estimated values of the assets acquired, liabilities assumed and redeemable and non-redeemable noncontrolling interest will remain preliminary until after closing of the merger, at which time IFF will determine the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by IFF in the merger, reconciled to the estimate of total consideration expected to be transferred (in USD thousands):

	Frutarom’s US GAAP (Note 5)	Fair Value Adjustments	Fair value
Purchase Consideration			6,252,326
Identifiable net assets:
Inventories	348,798	42,202	391,000
Property, plant and equipment	341,612	—	341,612
Identifiable intangible assets	430,851	2,059,149	2,490,000
Deferred tax assets	5,630		5,630
All other assets (excluding goodwill)	521,695	—	521,695
Existing contingent consideration	(42,186)	4,186	(38,000)
Transaction bonus	—	(30,000)	(30,000)
Deferred tax liabilities	(67,062)	(398,503)	(465,565)
All other liabilities	(1,106,902)	—	(1,106,902)

Total identifiable net assets	432,436	1,677,034	2,109,470
Redeemabale Noncontrolling interest	(102,803)	—	(102,803)
Noncontrolling interest	(4,425)	—	(4,425)
Goodwill	589,250	3,660,834	4,250,084

Total	914,458	5,337,868	6,252,326

The amount allocated to identifiable intangible assets has been attributed to the following assets (in thousands):

	Estimated Useful Life	Amount
Product Formulas	10 years	$340,000
Trade name	20 years	130,000
Customer relationships	20 years	2,020,000

Total identifiable intangible assets		$2,490,000

These intangible assets will be amortized over the estimated useful lives on a straight line basis. IFF believes that it represents the pattern in which economic benefits will be consumed.

In addition, pursuant to the merger agreement, Frutarom has the right to grant a transaction bonus to its CEO and selected employees before the merger is consummated to the extent of up to $20 million each. The transaction bonus to the CEO will be payable immediately prior to the closing of the merger. The transaction bonus to employees is payable in two installments (i) 50% at closing and (ii) 50% after the completion of one year of service (subject to the terms of the merger agreement). IFF has determined that $30 million is a pre-merger expense to be accrued by Frutarom due to the fact that the transaction bonus was entered into by or on behalf of Frutarom. See table below (in USD thousands):

	Pre-combination expense	Post-combination expense
CEO	$20,000	—
Selected employees	10,000	10,000

Total bonus	$30,000	$10,000

Accordingly, pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $30,000 for transaction bonus payable by Frutarom, declared before the merger is consummated. This amount together with $16,158 for the accrual for unvested Frutarom stock options attributable to pre-combination services (see Note 3) has been shown as an adjustment to other current liabilities.

Note 5—Adjustments to Frutarom’s Historical Financial Statements to Conform to U.S. GAAP

Frutarom’s consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP.

The unaudited U.S. GAAP information includes a statement of financial position and statements of income of Frutarom derived from the historical consolidated financial statements as of and for the three months ended March 31, 2018 and the year ended December 31, 2017, prepared in accordance with IFRS as issued by the IASB. This balance sheet as of March 31, 2018 and statements of operations for the year ended December 31, 2017 and for the three months ended March 31, 2018 have been adjusted to reflect Frutarom’s consolidated statement of financial position and statements of profit or loss on a U.S. GAAP basis.

Certain balances presented in the historical Frutarom’s financial statements included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of IFF as indicated in the tables as below:

UNAUDITED FRUTAROM US GAAP BALANCE SHEET

As of March 31, 2018

	Frutarom (IFRS)	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	FRUTAROM (U.S. GAAP)
Assets
Current Assets:
Cash and Cash Equivalents	161,359	—		—		161,359
Accounts receivable:				—		—
Trade	273,004	(273,004)	5a	—		—
Other	24,666	(24,666)	5a	—		—
Trade receivables, net	—	297,670	5a	—		297,670
Prepaid expenses and advances to suppliers	28,827	(28,827)	5b	—		—
Prepaid expenses and other current assets	—	28,827	5b	—		28,827
Inventory	348,798	—		—		348,798

	836,654	—		—		836,654

Non-Current Assets:
Property, plant and equipment	376,403	—		(34,791)	5o	341,612
Intangible assets	1,020,101	(589,250)	5c	—		430,851
Goodwill	—	589,250	5c	—		589,250
Investment in associates and available for
sale assets	27,446	(27,446)	5d	—		—
Deferred income tax assets	5,630	—		—		5,630
Others	6,393	(6,393)	5d	—		—
Other assets	—	33,839	5d	—		33,839

	1,435,973	—		(34,791)		1,401,182

Total Assets	2,272,627	—		(34,791)		2,237,836

Liabilities and equity
Current liabilities
Short term bank credit and loans and current
maturities of long-term loans	389,290	(389,290)	5e	—		—
Short-term borrowings	—	389,290	5e	—		389,290
Accounts payable:				—		—
Trade	104,988	(104,988)	5f	—		—
Other	156,152	(156,152)	5g	—		—
Accounts Payable	—	222,114	5f, 5g	—		222,114
Leases	8,295	—		(8,295)	5o	—
Dividends payable	8,471	—		—		8,471
Other current liabilities	—	21,614	5g	(7,572)	5n	14,042

	667,196	(17,412)		(15,867)		633,917

NON-CURRENT LIABILITIES:
Long-term loans, net of current maturities	452,004	—		—		452,004
Retirement benefit obligations, net	35,024	—		—		35,024
Deferred income tax liabilities	67,062			—		67,062
Leases	26,496	—		(26,496)	5o	—
Liability for shareholders of subsidiaries and
other	105,962	(10,731)	5h	(95,231)	5n	(0)
Other liabilities	—	28,143	5h	—		28,143

	686,548	17,412		(121,727)		582,233

TOTAL LIABILITIES	1,353,744	—		(137,594)		1,216,150

Redeemable Noncontrolling Interest				102,803	5n	102,803

Equity attributable to owners of the parent:
Ordinary shares	17,093	—		—		17,093
Other capital surplus	115,794	(115,794)	5i	—		—
Capital in excess of par value		115,794	5i	—		115,794
Translation differences	(34,423)	34,423	5j	—		—
Retained earnings	819,827	(819,827)	5j	—		—
Less-cost of company shares held by the
company	(3,833)	3,833	5j	—		—
Other equity		781,571	5j	—		781,571

Total Shareholders’ Equity	914,458	—		—		914,458
Noncontrolling interest	4,425	—		—		4,425

TOTAL EQUITY	918,883	—		—		918,883

TOTAL EQUITY AND LIABILITIES	2,272,627	—		(34,791)		2,237,836

UNAUDITED FRUTAROM US GAAP STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED MARCH 31, 2018

	Frutarom IFRS	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Frutarom U.S. GAAP
Revenue:
Net sales	384,805	—		—		384,805
Cost of Sales	229,067	(229,067)	5k	—		—
Cost of goods sold	—	229,067	5k	—		229,067

Gross profit	155,738	—		—		155,738

Selling, marketing, research and development expenses—net	67,407	(67,407)	5l	—		—
Research and development expenses	—	15,641	5l	—		15,641
Selling and administrative expenses	—	71,839	5l	—		71,839
General and administrative expenses	26,901	(26,901)	5l	—		—
Amortization of acquisition-related intangibles	—	6,828	5l	—		6,828
Other expenses—net	(349)	349	5l	—		—
Gain on sales of fixed assets	—	195	5l	—		195
Group’s share of earnings of companies accounted for at equity	(690)	690	5l	—		—

Income From Operations	62,469	(1,234)		—		61,235

Financial Expenses—net	5,965	(5,965)	5m	—		—

Interest Expense	—	5,965	5m	—		5,965

Other (income) expense, net		(1,234)	5l	—		(1,234)

Income Before Taxes on Net Income	56,504	—		—		56,504
Income Tax	10,823	—		—		10,823

Net income (Including Noncontrolling Interests)	45,681	—		—		45,681
Less: noncontrolling interests	412	—		1,095	5n	1,507

Net Income	45,269	—		(1,095)		44,174

Net income per share—basic	0.76					0.74

Net income per share—diluted	0.75					0.73

UNAUDITED FRUTAROM US GAAP STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2017

	Frutarom IFRS	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Frutarom U.S. GAAP
Revenue:
Net sales	1,362,396	—		—		1,362,396
Cost of Sales	837,271	(837,271)	5k	—		—
Cost of goods sold	—	837,271	5k	—		837,271

Gross profit	525,125	—		—		525,125

Selling, marketing, research and development expenses—net	220,014	(220,014)	5l	—		—
Research and development expenses	—	43,644	5l	—		43,644
Selling and administrative expenses	—	246,332	5l	—		246,332
General and administrative expenses	92,155	(92,155)	5l	—		—
Amortization of acquisition-related intangibles	—	22,193	5l			22,193
Restructuring and other charges, net	—	(340)	5l			(340)
Other expenses—net	3,392	(3,392)	5l	—		—
Gain on sales of fixed assets	—	1,934	5l	—		1,934
Group’s share of earnings of companies accounted for at equity	(1,402)	1,402	5l	—		—

Income From Operations	210,966	396		—		211,362

Financial Expenses—net	24,606	(24,606)	5m	—		—

Interest Expense	—	10,075	5m	—		10,075

Other (income) expense, net		14,927	5l, 5m	(1,602)	5p	13,325

Income Before Taxes on Net Income	186,360	—		1,602		187,962

Income Tax	34,797	—		308	5p	35,105

Net income (Including
Noncontrolling Interests)	151,563	—		1,294		152,857
Less: noncontrolling interests	1,884	—		3,162	5n	5,046

Net Income	149,679	—		(1,868)		147,811

Net income per share — basic	2.52					2.49
Net income per share — diluted	2.51					2.48

Adjustments included in the column “Reclassification Adjustments” are as follows:

Represents certain reclassifications of historical Frutarom’s financial statement line items to conform to the expected financial statement line items of the combined group including:

Balance sheet items:

a)	Accounts receivable: Trade and Other have been reclassified to Trade receivables, net;
b)	Prepaid expenses and advances to suppliers have been reclassified to Prepaid expenses and other current assets;
c)	The portion of intangible assets that relates to goodwill was classified separately as goodwill;
d)	Investment in associates and available for sale assets and Others have been reclassified to Other assets;
e)	Short term bank credit and loans and current maturities of long-term loans have been reclassified to Short-term borrowings;
f)	Accounts payable: Trade has been reclassified to Accounts Payable;
g)

Accounts payable: Other has been reclassified as follows: (i) an amount of $17,412 that represents the non-current portion of various contingent considerations, has been reclassified to Other liabilities and; (ii) an amount of $21,614 that represents $7,572 of Put-Option liability and $14,042 of the current portion of Contingent consideration, has been reclassified to Other current liabilities, and (iii) the remaining balance of $117,125 has been reclassified to Accounts Payable.

h)	The portion of liability for shareholders of subsidiaries and other that relates to long term portion of contingent consideration has been reclassified to Other liabilities;
i)	Other capital surplus has been reclassified to Capital in excess of par value; and
j)	Translation differences, Retained earnings, cost of company shares held by Frutarom have been condensed into other equity.

Statement of income items:

k)	Cost of Sales have been reclassified to Cost of goods sold;
l)

Selling, marketing, research and development expenses – net, General and administrative expenses, Other expenses – net and Group’s share of earnings of companies accounted for at equity have been reclassified in accordance with IFF’s presentation as below:

Frutarom’s Presentation	Year ended Dec 31, 2017	Period ended March 31, 2018	IFF’s Presentation	Year ended Dec 31, 2017	Period ended March 31, 2018
Selling, marketing, research and development expenses – net	220,014	67,407	Research and development expenses	43,644	15,641
General and administrative expenses	92,155	26,901	Selling and administrative expenses	246,332	71,839
Other expenses—net	3,392	(349)	Restructuring and other charges, net	(340)	—
Group’s share of earnings of companies accounted	(1,402)	(690)	Amortization of acquisition-related intangibles	22,193	6,828
			Losses (Gain) on sales of fixed assets	1,934	195
			Other (income) expense, net	396	(1,234)

	314,159	93,269		314,159	93,269

m)

The Portion of Financial Expenses – net that relates to expenses on debt have been reclassified to Interest Expense and the remaining portion that relates to foreign exchange gain or loss has been reclassified to Other (income) expenses, net.

Adjustments included in the column “IFRS to U.S. GAAP Adjustments” are as follows:

The following adjustments have been made to convert Frutarom’s historical balance sheet as of March 31, 2018 and income statement for the three months ended March 31, 2018 and the year ended December 31, 2017 to U.S. GAAP for purposes of the pro forma presentation:

n)

Reflects an adjustment to reclassify put option liability as redeemable noncontrolling interest as mezzanine equity. As part of several acquisitions effected by Frutarom, the noncontrolling interest holders of the acquired entities were granted an option to sell (“Put option”) their respective interests to Frutarom. In accordance with IFRS, Frutarom recognized a liability for such put options. Under U.S. GAAP, IFF determined the put options cannot be separated from the noncontrolling interest and the combination of a noncontrolling interest and the redemption feature require classification of such noncontrolling interest as a redeemable noncontrolling interest in the combined balance sheet. Further, those noncontrolling interest which are not currently redeemable but are probable to become redeemable are measured using the present value of the redemption value as of the earliest redemption date and the noncontrolling interest which are currently redeemable are measured at the maximum redemption amount. IFF has reviewed the computation of liabilities for put option under IFRS and determined that the amounts to be recorded for redeemable non-controlling interest under U.S. GAAP would be materially the same as the amount of such liabilities for put option recorded under IFRS. Accordingly, the unaudited pro forma condensed combined balance sheet as at March 31, 2018 was adjusted to reclassify the current and non-current portion of liability for put option that represented redeemable portion of noncontrolling interest as mezzanine equity which is presented between total liabilities and shareholders’ equity. In addition, as a result of the reclassification to mezzanine equity, a portion of the profit has been allocated to the relevant NCI in accordance with U.S. GAAP.

o)

For the year ended December 31, 2017, Frutarom accounted for the lease arrangements entered into under IAS 17—Leases (“IAS 17”). Frutarom has elected to early adopt IFRS 16—Leases (“IFRS 16”) issued by the IASB, as of January 1, 2018, which requires entities to recognize a lease liability that reflects future lease payments and a “right-of-use” in all lease arrangements, with no distinction between capital/finance and operating leases subject to an exemption of certain short term leases or leases of low value assets. As a result of the early adoption of IFRS 16, Frutarom has recorded its operating leases as a “right to use” asset along with a corresponding lease liability in its historical balance sheet for the three months ended March 31, 2018. Regarding all leases, Frutarom applied the transitional provisions under IFRS 16 such that it initially recognized a liability at the commencement date at an amount equal to the present value of the lease payments during the lease, discounted using the effective interest rate as of that date, and concurrently recognized a right-of-use asset at an amount identical to the liability. As a result, adoption of the standard had no impact on equity and retained earnings of Frutarom as of initial application. IFF will adopt ASC 842 beginning January 1, 2019. Accordingly, IFF will reverse changes made by Frutarom under IFRS 16 and leases are accounted for under ASC 840 for the three months ending March 31, 2018.

p)

Expected return on plan assets — Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the net pension benefit obligation or asset, while U.S. GAAP requires companies to calculate a separate return on plan assets using an estimated long-term rate of return on plan assets. The interest cost on the pension benefit obligation is generally the same under both IFRS and U.S. GAAP.

The following is a summary of the calculation of the pro forma income statement adjustment of $ 1.6 million for the year ended December 31, 2017 relating to the expected return on plan assets. This adjustment is due to the different asset return rates used for IFRS versus U.S. GAAP and has been calculated using the following methodology:

Plan Asset	$28,699	A
Rate Differential:
Expected rate on plan assets	6.63%	U.S. GAAP
Weighted average discount rate	1.04%	IFRS
Difference	5.58%	B
Calculated difference	$1,602	A*B

The expected long-term rate of return on pension plan assets was estimated based on the plan’s investment strategy and asset allocation, historical capital market performance, and historical performance.

The tax impact of the pro forma income statement adjustment was estimated using Frutarom’s statutory tax rate in the jurisdictions expected to be impacted.

An adjustment for the three month ended March 31, 2018 has not been calculated since management believes that the adjustment is not material.

No pro forma balance sheet adjustment is required because the amounts recorded for pension assets and obligations will not change materially as a result of purchase accounting.

Note 6 –Pro Forma Adjustments

Adjustments included in the unaudited pro forma condensed combined balance sheet are represented by the following:

a)

Represents the adjustments to record amortization expense related to the increased basis of intangible assets (see Note 4), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a straight line basis as management continues to evaluate the pattern of economic benefits. As part of the preliminary valuation analysis, IFF identified intangible assets related to product formulas, trade name and customer relationships.

The following table summarizes the estimated fair values of Frutarom’s identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization (in USD thousands):

			Amortization expense
	Estimated Fair Value	Estimated Useful Life (in Years)	For the Three Months Ended March 31, 2018	For the Year Ended December 31 2017
Intangible assets
Product formulas	340,000	10	8,500	34,000
Trade name	130,000	20	1,625	6,500
Customer relationships	2,020,000	20	25,250	101,000

	2,490,000		35,375	141,500

Less: Historical amortization expense			6,828	23,676

Pro forma adjustment			28,547	117,824

The estimated tax impact of the fair market value adjustments on the amortization expense is reflected in the statements of operations using the weighted average statutory tax rate of the jurisdictions expected to be impacted.

A 10% change in the valuation of definite lived intangible assets would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the annual amortization expense of approximately $14,150.

b)

The pro forma condensed combined balance sheet has been adjusted to reflect the elimination of Frutarom’s historical goodwill of $589,250 and to record goodwill resulting from the merger of $4,250,084. Recorded goodwill is calculated as the difference between the fair value of the purchase price paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. See Note 4 for the calculation of the amount of preliminary goodwill recognized in connection with the merger.

c)

The pro forma condensed combined balance sheet has been adjusted to step up Frutarom’s inventory to a fair value of approximately $391,000, an increase of $42,202 from the carrying value. This fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for inventories may differ from this preliminary determination. No adjustment to the unaudited pro forma condensed combined statement of operations has been recorded since the step up of inventory does not have a continuing impact on the combined company.

d)

The pro forma condensed balance sheet has been adjusted to include the adjustment to deferred tax liabilities, on a preliminary basis, of $398,503 resulting from the pro forma fair value adjustments for inventory, intangible assets (excluding goodwill which is not tax deductible), and liabilities utilizing a weighted average statutory rate for the jurisdictions expected to be impacted. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the merger and those differences may be material.

e)

The pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $914,458 to eliminate Frutarom’s historical shareholders’ equity, which represents the historical book value of Frutarom’s net assets, as a result of the merger. The pro forma adjustment to equity also reflects the issue of IFF shares to Frutarom as part of the purchase consideration (Note 3). See table below for more details:

	Reversal of Frutarom’s equity	Issue of IFF’s shares as purchase consideration	Pro forma adjustment
Common Stock	(17,093)	1,860	(15,233)
Capital in excess of par value	(115,794)	1,973,622	1,857,828
Other equity	(781,571)	—	(781,571)

Total	(914,458)	1,975,482	1,061,024

In addition, other pro forma adjustments to other equity include the following adjustments:

	Amount	Tax impact	Pro forma adjustment
Adjustment related to extinguishment of IFF’s debt (Note 6f)	38,591	(8,683)	29,908
Adjustment related to acquisition related cost (Note 6h)	55,249	—	55,249
Adjustment related to bridge finance commitment fee (Note 6h)	39,800	(9,313)	30,487
Adjustment related to fair valuation of derivatives (Note 6g)	(546)	122	(424)

Total			115,220

f)

IFF expects to finance the merger with a combination of up to $3.2 billion of new debt, cash on hand and up to $2.1 billion in equity. The financing is expected to consist of (i) issuing new par value debt in the form of notes of approximately $2,720 million at a weighted average interest rate of 3.4% per annum with maturities ranging from 2 – 30 years, a portion of which will be denominated in currencies other than the US dollar, (ii) obtaining a new term loan facility of up to $350 million (iii) issuing new Tangible Equity Units (TEU) of approximately $700 million, securities consisting of (a) 3-year prepaid common stock purchase contract of

$595 million and (b) 3-year amortizing bond of $105 million at an interest rate of 5.5%, and (iv) issuance of new common shares for $1,467 million.

Based on the expected structure of the TEUs, IFF expects the TEUs to meet equity classification which has been reflected as such in the unaudited pro forma condensed combined balance sheet. The classification of the TEU will be subject to detailed assessment once finalized and a different conclusion may result in a material impact on these unaudited pro forma condensed combined financial information.

IFF has entered into a debt commitment letter with Morgan Stanley Senior Funding, Inc. to obtain a 364-day bridge facility of up to $5,450 million to the extent IFF does not receive $5,450 million of net cash proceeds from the financing arrangements discussed above. This bridge facility is not expected to be utilized, and thus the fee of the bridge facility financing totaling $39.8 million is not included in the calculation of pro forma interest expense but will be considered an acquisition related cost (see Note 6g). On June 6, 2018, IFF entered into a term loan credit agreement to replace a portion of the bridge facility, reducing the amount of the bridge facility by $350 million. If IFF is not able to consummate the financing discussed above, and instead must utilize the bridge facility to fund the acquisition, the adjustment to annual interest expense is expected to be approximately $48.93 million for the three months ended March 31, 2018 and $195.7 million for the year ended December 31, 2017 respectively.

IFF intends to retire all of Frutarom’s existing debt utilizing funds raised by the expected financing arrangements above. Additionally, in connection with the merger, IFF intends to prepay in full IFF’s current outstanding senior secured notes due 2019-2027. Pursuant to this, IFF will incur certain pre-payment penalties and swap unwind costs. These transactions will be treated as an extinguishment of debt, with a loss of $38.6 million associated with the pre-payment of senior secured notes due 2019-2027 along with swap unwind fee. The loss on extinguishment is reflected in the unaudited pro forma balance sheet as a reduction of retained earnings and a reduction of cash as it will be expensed by IFF. It is not reflected in the pro forma statement of income due to its nonrecurring nature.

The following pro forma adjustments have been recorded in the pro forma condensed combined balance sheet in relation to the new debt (in USD thousands):

As of March 31, 2018
Term loan	350,000
Senior notes	2,720,000
Debt portion of TEUs	105,000
Debt issuance costs	(22,593)

Extinguishment of Frutarom’s existing debt	(841,293)
Repayment of IFF’s existing debt	(250,000)

Pro forma adjustment	2,061,114

Allocated to:
Short-term borrowings	194,543
Long-term debt	1,866,571

Pro forma adjustment	2,061,114

The following pro forma adjustments have been recorded in the pro forma condensed combined balance sheet in relation to the issuance of equity (in USD thousands):

	Issue of common stock	Equity portion of Tangible equity units	Pro forma adjustment
Common Stock	1,381	—	1,381
Capital in excess of par value	1,423,809	578,043	2,001,852

Total	1,425,190	578,043	2,003,233

The following pro forma adjustments have been recorded the pro forma condensed combined statements of operations (in USD thousands):

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Interest expense on Term Loan	2,438	12,802
Interest expense TEU notes	1,270	6,631
Interest on Senior Notes	19,765	85,729
Frutarom Interest Expense	(5,800)	(10,076)
Retirement of IFF Senior Notes	(4,109)	(16,437)

Total pro forma adjustment	13,564	78,649

The weighted-average interest rate on the new term loan, new senior notes and amortizing bond (TEU) as of the issuance is expected to be 3.48%. The actual financing and terms of the financing will be subject to market conditions. A 1/8% change in interest rates on the debt to be incurred as part of the merger would result in a change in interest expense of $3.6 million annually.

g)

IFF entered into deal contingent foreign currency forward contract and interest rate swaps. The deal contingent foreign currency forward serves as an economic hedge of the Euro denominated portion of the senior notes to be issued, while the deal contingent interest rate swaps serve as an economic hedge of the underlying interest rate of the USD denominated senior notes. Upon securing the permanent financing, IFF intends to net settle these derivatives with the financial institutions by making or receiving payment. The foreign currency forward and interest rate swaps have not been considered to be designated as a hedge for the purposes of pro forma financial information. As of July 31, 2018, the foreign currency forward had a fair value of a gain of approximately $10.9 million and the interest rate swaps had a fair value of a loss of approximately $10.4 million. For the purpose of the unaudited pro forma financial statements, recognition of these derivatives have been considered an event that is directly attributable to the merger, however, since these are deal contingent, there is no continuing impact. Accordingly, the pro forma balance sheet has been adjusted to reflect the fair value of these derivatives as July 31, 2018, as if these derivatives were settled on the said date increasing cash and retained earnings. The pro forma adjustments were tax effected using the worldwide weighted average statutory tax rate in the jurisdictions to which the adjustments are expected to relate. No impact on pro forma income statement is considered due its non-recurring nature.

h)

The pro forma condensed combined balance sheet has been adjusted to reflect an adjustment of $95,049 for estimated acquisition-related costs consisting of bridge facility financing fees of $39,800 and professional, legal and other acquisition-related fees of $55,249. Pursuant to the requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related costs are not included in the pro forma condensed combined income statements, since these costs are nonrecurring. Acquisition-related costs expected to be incurred by IFF include estimated fees related to the bridge financing commitment letter. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents, with the related tax benefits reflected as a decrease in other current liabilities and the after tax impact presented as a decrease to retained earnings.

i)

The pro forma condensed combined income statement has been adjusted for the impact of the adoption of ASU 2017-07—Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, to present the non-service components of periodic pension cost to “Other (income) expense, net” in the pro forma condensed combined income statements.

j)

The estimated tax impact of the interest expense adjustments have been reflected in the pro forma condensed combined income statement using the weighted average statutory tax rate of the jurisdictions expected to be impacted. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

k)	Following table summarizes the pro forma adjustments to cash and cash equivalent (in USD thousands):

Pro Forma adjustment
Proceeds from debt financing (Note 6f)	2,061,114
Proceeds from equity financing (Note 6f)	2,003,233
Prepayment penalty and loss-unwind fee (Note 6f)	(38,591)
Payment of Acquisition-related cost (Note 6h)	(95,049)
Net proceeds upon settlement of derivatives (Note 6g)	546

Total	3,931,253

Note 7— Pro Forma Earnings Per Share

The following table presents the calculation of pro forma combined basic and diluted net loss per share of common stock, after giving effect to:

(a)	the preliminary estimated number of shares of IFF common stock to be issued as part of purchase consideration calculated using the exchange ratio

(b)	the preliminary estimated number of shares of IFF common stock to be issued in order to finance the acquisition

(c)	the dilutive impact of equity portion of the tangible equity units for the year ended December 31, 2017 and the three months ended March 31, 2018 (in USD thousands, except per share amounts):

	Year Ended December 31, 2017	Three Months Ended March 31, 2018
Pro forma net profit attributable to stockholders	288,885	140,203
Weighted average number of IFF shares outstanding - Basic	79,070	79,018
IFF shares issued to Frutarom as part of purchase consideration (Note 3)	14,880	14,880
Fresh equity of common stock to finance the acquisition (Note 6f)	11,050	11,050
Common stock issuable upon conversion of Tangible equity units	4,482	4,482

Pro forma weighted average number shares outstanding - Basic	109,482	109,430

Weighted average number of IFF shares outstanding - Diluted	79,370	79,393
IFF shares issued to Frutarom as part of purchase consideration (Note 3)	14,880	14,880
Fresh equity of common stock to finance the acquisition (Note 6f)	11,050	11,050
Diluted common stock issuable upon conversion of Tangible equity units	5,378	5,378

	110,678	110,701

Pro forma net income per share of common stock – Basic	2.64	1.28
Pro forma net income per share of common stock – Diluted	2.61	1.27